UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 21, 2006

Ferro Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-584	34-0217820
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1000 Lakeside Avenue, Cleveland, Ohio		44114
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-641-8580

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

By letter dated July 21, 2006, J.P. Morgan Trust Company, trustee for certain of the Company’s notes and debentures, accelerated the payment of the Company’s 7.125% Debentures due April 1, 2028, principal amount of $55 million (the "Debentures"). The Company reported the event of default triggering the acceleration, the delayed filing of financial statements and an Officer's Certificate relating to the Company's compliance with the terms of the indenture, in its Form 10-K filed on March 31, 2006 and its 8-K filed April 10, 2006. On July 25, 2006, the Company repaid the Debentures in full at a cost of $56,251,822.92 (principal plus all accrued and unpaid interest). As anticipated, the Company has drawn on the term loans in its credit facility to meet the accelerated payment requirements. The accelerated repayment of the Debentures, and other previously reported accelerated obligations, is expected to result in the Comapny taking a pre-tax charge in the period ended June 30, 2006 of approximately $2.5 million related to the immediate expensing of unamortized debt issuance costs and original issue discounts.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ferro Corporation

July 27, 2006	By:	Thomas M. Gannon

Name: Thomas M. Gannon
Title: Vice President and Chief Financial Officer